Exhibit 5.10

BRACEWELL &GIULIANI	Texas New York Washington, DC Connecticut Seattle Kazakhstan	Bracewell & Giuliani LLP 711 Louisiana Street Suite 2300 Houston, Texas 77002-2770
	London	713.223.2300 Office 713.221.1212 Fax bgllp.com

June 4, 2012

To:	Fidelity National Information Services, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204

RE:     AdminiSource Communications, Inc., a Texas corporation – Exchange of Fidelity National Information Services, Inc. 7.625% Senior Notes due 2017

Ladies and Gentlemen:

We have acted as special Texas counsel to AdminiSource Communications, Inc., a Texas corporation (the “Company”), a subsidiary of Fidelity National Information Services, Inc., a Georgia corporation (“FNIS”), in connection with, and in the Company’s capacity as a guarantor of up to $150,000,000 aggregate principal amount of FNIS’s 7.625% Senior Notes due 2017 (the “Exchange Notes”), which will be (i) registered under the Securities Act of 1933, as amended, under the registration statement of FNIS on Form S-4 filed with the Securities and Exchange Commission on June 4, 2012 (as amended or supplemented, the “Registration Statement”) and (ii) exchanged for an equal principal amount of FNIS’s outstanding unregistered 7.625% Senior Notes due 2017 (the “Original Notes”).

The Original Notes were issued, and the Exchange Notes will be issued, pursuant to the terms and conditions of, and in the form set forth in, the indenture dated as of July 16, 2010 (as amended, supplemented or otherwise modified, the “Indenture”) by and among FNIS, The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (the “Trustee”) and the guarantors party thereto, which guarantors include the Company. The Exchange Notes will be guaranteed by the Company in accordance with the terms of the Company’s guarantee as set forth in Article 10 of the Indenture (the “Guarantee”).

As used herein, “Applicable Law” means, with respect to the Company, those laws, rules, and regulations of the State of Texas as in effect on the date hereof which in our experience are normally applicable to a company such as Company and to transactions of the type provided for in the Indenture; provided, however, that Applicable Law does not include (a) any federal or state banking, thrift, credit union, bank holding company, thrift holding company, financial holding company, securities, blue sky, commodities, insurance, investment company, investment adviser, premium finance or life settlement laws and regulations; (b) any federal or state labor, pension, or other employee benefit laws and regulations; (c) any federal or state antitrust, trade or unfair competition laws and regulations; (d) any federal or state laws and regulations relating to the environment, safety, health, or other similar matters; (e) any laws, rules, regulations, ordinances, orders, or decisions of any county, municipality, town, subdivision or similar local authority of any jurisdiction or any agency, district or instrumentality thereof, including any zoning or land use laws or regulations; (f) any federal or state tax laws and regulations or any accounting matters; (g) any federal or state laws or regulations relating to copyrights, patents, trademarks, or other intellectual property; (h) any federal or state bankruptcy, insolvency, dissolution, liquidation or similar laws and regulations; (i) any federal or state laws relating to racketeering, civil forfeiture or other criminal acts; (j) any federal or state laws and regulations relating to emergencies, national security, money laundering or privacy rights; (k) any laws, rules, or regulations regarding community property or the division of marital assets; (l) any federal or state laws or regulations relating to usury; (m) the Foreign Corrupt Practices Act; (n) the Exon-Florio amendment to the Defense Production Act of 1961; (o) the Dodd-Frank Wall street Reform and Consumer Protection Act; or (p) judicial and administrative decisions, orders, rulings and other interpretations addressing any laws or regulations described in this proviso as being excluded from Applicable Law.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed necessary for the purposes of such opinions. We have examined each of the following agreements, instruments and documents (collectively, the “Opinion Documents”):

(a)	a copy of the Indenture;

(b)	a copy of the Registration Rights Agreement dated as of December 19, 2011 by and among FNIS, the guarantors party thereto and Merrill Lynch, Pierce, Fenner & Smith Incorporated, HSBC Securities (USA) Inc. and J.P. Morgan Securities LLC, as representatives of the initial purchasers named therein (the “Registration Rights Agreement”);

(c)	a copy of the Registration Statement;

(d)	a copy of the Original Notes; and

(e)	a copy of the Exchange Notes.

We have also examined the following organizational agreements, documents, and certificates in connection with the opinions expressed herein (collectively, the “Reliance Documents”):

(a)	a copy of the Articles of Incorporation of the Company, as amended through and including the date hereof, certified by the Secretary of State of the State of Texas on March 7, 2012 and certified under the Officer’s Certificate referred to below as being complete and correct and in full force and effect as of the date hereof and a copy of the By-Laws of the Company, as amended through and including the date hereof, certified under the Officer’s Certificate referred to below as being complete and correct and in full force and effect on the date hereof (the “Certified Organizational Documents”);

(b)	a copy of a certificate, dated May 29, 2012, of the Secretary of State of the State of Texas as to the existence of the Company in the State of Texas as of such date;

(c)	a copy of a certificate, dated June 1, 2012, of the Comptroller of Public Accounts of the State of Texas as to the good standing of the Company in the State of Texas as of such date; and

(d)	the Opinion Certificate (the “Officer’s Certificate”), delivered to us in connection with this opinion letter.

In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all original and certified documents, and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and we assume the accuracy of, the representations and warranties of the Company contained in the Opinion Documents, the Officer’s Certificate and other certificates and oral or written statements and other information of or from representatives of the Company and others and we assume compliance on the part of the Company with its covenants and agreements contained therein. In connection with the opinions expressed in opinion paragraph 1 below, we have relied upon and such opinions are limited solely to the Reliance Documents. With respect to the opinions expressed in opinion paragraph 3 below, we have assumed that the Company does not engage or propose to engage in any industry, business or activity, or own or propose to own any properties or assets, that causes or would cause the Company to be subject to any special federal, state or local laws or regulations that are not applicable to business organizations generally.

Based upon the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1. Existence and Good Standing. The Company is validly existing and in good standing as a corporation under the laws of the State of Texas.

2. Power and Authority. The Company has the corporate power and authority to execute and deliver the Indenture and to perform its obligations thereunder.

3. Authorization. The execution and delivery by the Company of the Indenture and the performance by the Company of its obligations thereunder, including the Guarantee by the Company of the Exchange Notes, have been authorized by all necessary corporate action by the Board of Directors of the Company.

The opinions set forth above are subject to the following assumptions, qualifications and limitations:

With your permission, all of the following assumptions, qualifications, limitations and statements of reliance have been made without any independent investigation or verification on our part except to the extent, if any, otherwise expressly stated in this opinion letter, and we express no opinion with respect to the subject matter or accuracy of any of the assumptions or items upon which we have relied. We have assumed that no fraud, duress, undue influence, mutual mistake of fact, dishonesty, forgery, coercion, unconscionability or breach of fiduciary duty exists or will exist with respect to any of the Opinion Documents or any other matter relevant to this opinion letter.

(A) For purposes of our opinions insofar as they relate to the Company, we have assumed that the Company’s obligations under the Opinion Documents are, and would be deemed by a court of competent jurisdiction to be, for the direct or indirect benefit of the Company.

(B) For purposes of our opinions above insofar as they relate to the Company, we have assumed that each party to the Opinion Documents (i) has all requisite power and authority, and has obtained all relevant corporate, shareholder, limited liability company, member, limited partnership, partnership, or partner authorizations, consents and approvals, necessary to execute, deliver and perform the Opinion Documents to which it is a party and to consummate the transactions contemplated thereby and (ii) is validly existing in good standing in its jurisdiction of organization, has obtained all third party and governmental authorizations, consents and approvals, and made all requisite filings and registrations, necessary to execute, deliver and perform the Opinion Documents to which it is a party and to consummate the transactions contemplated thereby (in each case, except to the extent expressly provided with respect to the Company in our opinions set forth in opinion paragraphs 1, 2, and 3 above). We have assumed that the execution and delivery of the Opinion Documents by each of the parties thereto and the performance by such party of its obligations thereunder, does not violate and will not violate or conflict with any law, rule, regulation, order, decree, judgment, instrument or agreement binding upon or applicable to it or its properties. To the extent it may be relevant to the opinions expressed herein, we have assumed that (a) each Opinion Document has been duly executed and delivered on behalf of each party signatory thereto and (b) each Opinion Document constitutes legal, valid and binding obligations of, and is enforceable against, each party signatory thereto.

(C) Our opinions are limited solely to those expressly set forth herein, and we express no opinions by implication.

(D) We express no opinion as to the compliance or noncompliance, or the effect of the compliance or noncompliance, of each of the addressees or any other person or entity with any state or federal laws or regulations (including, without limitation, the policies, procedures, guidelines, and practices of any regulatory authority with respect thereto) applicable to each of them by reason of their status as or affiliation with a federally insured depository institution, a financial holding company, a bank holding company, a thrift holding company, a non-federally insured depository institution, a securities broker or dealer, an investment company, an investment adviser, a futures commission merchant, a commodity trading advisor, a commodity pool operator, an insurance company, any other non-bank financial institution, or any other regulated financial institution.

(E) We express no opinion as to (i) the financial condition or solvency of the Company; (ii) the ability (financial or otherwise) of the Company to meet its obligations under any Opinion Documents to which it is a party; or (iii) the compliance of the Opinion Documents or the transactions contemplated thereby with, or the effect of any of the foregoing with respect to, any antifraud or other applicable legal disclosure requirements.

(F) We express no opinion as to any accounting, financial or economic matters or the accuracy as to factual matters of any representation, warranty, data or other information, whether oral or written, that may have been made by any legal entity involved in any transaction described in any Opinion Document.

We have been engaged by the Company to represent it solely for purposes of rendering the opinions expressed in this letter, but we caution you that we are not the sole outside counsel to the Company or its affiliates. Our representation of the Company is limited to certain specified discrete matters selected by it. The Company and its affiliates have in the past used, and to our knowledge continue to use, other law firms to represent them in connection with other matters, including without limitation, litigation, corporate, securities and regulatory matters, and other matters related to the transaction contemplated by the Opinion Documents. Accordingly, the scope of this opinion is limited to the matters addressed herein. No inference with regard to other matters should be drawn from our representation of the Company or its affiliates for purposes of rendering the opinions expressed in this letter.

We are qualified to practice law in the State of Texas and we do not purport to express an opinion on any laws other than Applicable Laws. The opinions expressed herein are solely for the benefit of the addressee hereof in connection with the transaction referred to herein and may not be relied on by such addressee for any other purpose or in any manner, or furnished to or relied on for any purpose by any other person or entity, in each case without our prior written consent. Notwithstanding the foregoing, at your request, we hereby consent to reliance hereon by Kirkland & Ellis, LLP. We also hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the Prospectus which is a part of the Registration Statement. In giving this consent, we note that we are not “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act, and we express no opinion as to any securities laws or regulations. This opinion letter is rendered as of the date set forth above. We expressly disclaim any obligation to update this opinion letter in any respect after such date.

Very truly yours, /s/ Bracewell & Giuliani LLP Bracewell & Giuliani LLP